PROSPECTUS SUPPLEMENT NO.2	Filed Pursuant to Rule 424(b)(3)
(To the Prospectus dated November 9, 2021)	Registration No. 333-259496

Up to 31,612,349 Shares of Common Stock

(Including up to 7,217,991 Shares of Common Stock Issuable Upon Exercise of Warrants)

Up to 4,151,324 Warrants to Purchase Common Stock

This prospectus supplement supplements the prospectus, dated November 9, 2021 (as amended, the “Prospectus”), which forms a part of our registration statement on Form S-1 (No. 333-259496). This prospectus supplement is being filed to update and supplement the information in the Prospectus with the information contained in our Current Report on Form 8-K filed with the Securities and Exchange Commission on January 10, 2022 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.

This prospectus supplement and the Prospectus relate to the issuance by us of an aggregate of up to 7,217,991 shares of our common stock, $0.0001 par value per share (the “Common Stock”), which consists of:

•
up to 144,667 shares of Common Stock that are issuable upon the exercise of 144,667 warrants (the “Private Placement Warrants”) originally issued in a private placement to the initial stockholder of Consonance Life Sciences (the “Sponsor”) in connection with the initial public offering of Consonance-HFW Acquisition Corp. (“Consonance”),
•
up to 4,006,657 shares of Common Stock that are issuable upon the exercise of 4,006,657 warrants (the “PIPE Warrants”) originally issued connection with a private placement immediately prior to the consummation of the Business Combination, and
•
up to 3,066,667 shares of Common Stock that are issuable upon the exercise of 3,066,667 warrants (the “Public Warrants” and, together with the Private Placement Warrants and the PIPE Warrants, the “Warrants”) originally issued in the initial public offering of Consonance.

We will receive the proceeds from any cash exercise of any Warrants.

This prospectus supplement and the Prospectus also relate to the offer and sale from time to time by the selling securityholders named in the Prospectus or their permitted transferees (the “selling securityholders”) of:

•
up to 31,612,349 shares of Common Stock consisting of:
•
up to 12,020,000 shares of Common Stock issued in a private placement pursuant to subscription agreements (“Subscription Agreements”) entered into on April 15, 2021,
•
up to 1,885,000 shares of Common Stock held by the Sponsor following a private placement in connection with the initial public offering of Consonance and subsequent share recapitalization,
•
up to 90,000 shares of Common Stock transferred by the Sponsor to the independent directors of Consonance-HFW Acquisition Corp.,
•
up to 144,667 shares of Common Stock issuable upon exercise of the Private Placement Warrants,
•
up to 4,006,657 shares of Common Stock issuable upon exercise of the PIPE Warrants,
•
up to 1,349,943 shares of Common Stock issuable upon the exercise of stock options, and
•
up to 12,116,082 shares of Common Stock and Common Stock issuable upon exercise of Warrants issued to certain former securityholders of Surrozen Operating, Inc. pursuant to the Business Combination Agreement entered into on April 15, 2021.
•
up to 4,151,324 warrants consisting of 144,667 Private Placement Warrants and 4,006,657 PIPE Warrants.

We will not receive any proceeds from the sale of shares of Common Stock or Warrants by the selling securityholders pursuant to the Prospectus.

The selling securityholders may offer, sell or distribute all or a portion of the registered securities publicly or through private transactions at prevailing market prices or at negotiated prices. We will not receive any of the proceeds from such sales of the shares of Common Stock or Warrants, except with respect to amounts received by us upon exercise of the Warrants. We will bear all costs, expenses and fees in connection with the registration of these securities, including with regard to compliance with state securities or “blue sky” laws. The selling securityholders will bear all commissions and discounts, if any, attributable to their sale of shares of Common Stock or Warrants. See the section titled “Plan of Distribution.”

The Common Stock and Public Warrants are listed on The Nasdaq Capital Market (“Nasdaq”) under the symbols “SRZN” and “SRZNW” respectively. On January 7, 2022, the last reported sales price of our Common Stock was $5.39 per share and the last reported sales price of our Public Warrants was $0.91 per Public Warrant.

This prospectus supplement should be read in conjunction with the Prospectus, including any other amendments or supplements thereto, which is to be delivered with this prospectus supplement. This prospectus supplement is qualified by reference to the Prospectus, including any other amendments or supplements thereto, except to the extent that the information in this prospectus supplement updates and supersedes the information contained therein.

This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any other amendments or supplements thereto.

We are an “emerging growth company” and a “smaller reporting company” as defined under U.S. federal securities laws and, as such, have elected to comply with reduced public company reporting requirements. The Prospectus and this prospectus supplement comply with the requirements that apply to an issuer that is an emerging growth company and a smaller reporting company. We are incorporated in Delaware.

Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties described in the section titled “Risk Factors” beginning on page 7 of the Prospectus, and under similar headings in any amendments or supplements to the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or passed upon the accuracy or adequacy of this prospectus supplement or the Prospectus. Any representation to the contrary is a criminal offense.

Prospectus Supplement dated January 10, 2022

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 10, 2022

Surrozen, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-39635	98-1556622
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

171 Oyster Point Blvd Suite 400
South San Francisco, California		94080
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (650) 489-9000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	SRZN	The Nasdaq Capital Market
Redeemable warrants, each whole warrant exercisable for one share of Common Stock	SRZNW	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01 Other Events.

On January 10, 2022, Surrozen, Inc. issued a press release providing a business update regarding our research pipeline and key developmental goals for 2022 and announced that we now expect to initiate Phase 1 clinical trials of both SZN-1326 and SZN-043 in the third quarter of 2022.

We are also continuing our research efforts within our other preclinical programs, including the nomination of SZN-413, a mono Fzd4 bi-specific antibody, as a candidate for the treatment of retinal vascular associated diseases including wet AMD and diabetic retinopathies.

This Current Report contains certain forward-looking statements within the meaning of the federal securities laws. Forward-looking statements generally are accompanied by words such as "will," "promising," "expect," "continue," "suggest," "target," "potential," "milestone," "opportunities," or the negative of these words and similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements include, but are not limited to, statements regarding our discovery, research and development activities, in particular its development plans and timeline for our product candidates SZN-1326, SZN-043, SZN-413 and potential future candidates, including anticipated clinical development timelines, and the potential for such product candidates to be used to treat human disease. These statements are based on various assumptions, whether or not identified in this Current Report, and on the current expectations of our management. These forward-looking statements are provided for illustrative purposes only and are not intended to serve as, and must not be relied on as, a guarantee, an assurance, a prediction, or a definitive statement of fact or probability.

Actual events and circumstances are difficult or impossible to predict and will differ from assumptions. Many actual events and circumstances are beyond our control. Notwithstanding the developments highlighted above, none of these product candidates, or potential product candidates, (i) are on the market, (ii) have gained regulatory approval, (iii) have entered clinical trials or (iv) have ever been tested in humans. Our ability to achieve any financial benefit from these product candidates will depend on obtaining regulatory approvals for and successfully commercializing product candidates. The development of the Company's product candidates and the realization of any potential benefit from the items discussed herein are subject to a number of risks and uncertainties, including the initiation, cost, timing, progress and results of research and development activities, preclinical or and clinical trials with respect to SZN-1326, SZN-043, SZN-413, and potential future drug candidates; our ability to identify, develop and commercialize drug candidates; our ability to advance SZN-1326, SZN-043, SZN-413, or other future product candidates into, and successfully complete, preclinical studies and clinical studies; the effects of the ongoing coronavirus (COVID-19) pandemic or other infectious diseases and natural disasters on our business; our ability to effectively manage growth and expand business operations; and those factors discussed in our Quarterly Report on Form 10-Q under the heading "Risk Factors" and other documents we have filed, or will file, with the U.S. Securities and Exchange Commission. If any of these risks materialize or the underlying assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements. There may be additional risks that we presently do not know, or that we currently believe are immaterial, that could also cause actual results to differ from those contained in the forward-looking statements. In addition, forward-looking statements reflect our expectations, plans, or forecasts of future events and views as of the date of this Current Report. We anticipate that subsequent events and developments will cause our assessments to change. However, while we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, except as required by law. These forward-looking statements should not be relied upon as representing our assessments of any date subsequent to the date of this Current Report. Accordingly, undue reliance should not be placed upon the forward-looking statements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SURROZEN, INC.

Date:	January 10, 2022	By:	/s/ Charles Williams
Name: Charles Williams Title: Chief Financial Officer